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                                                                   EXHIBIT 10.17

                             THIRD AMENDMENT TO THE
                 BIRDS EYE FOODS MASTER SALARIED RETIREMENT PLAN

      This amendment is adopted by Birds Eye Foods, Inc., a corporation duly formed and existing under and by virtue of the general Corporation Law of the State of Delaware (referred to herein as the "Employer").

                                   WITNESSETH

      WHEREAS, the Employer has adopted the Birds Eye Foods Master Salaried Retirement Plan (the "Plan") which was amended and restated effective January 1, 2001 pending receipt of a favorable determination letter from the Internal Revenue Service, and

      WHEREAS, the Employer has reserved the right pursuant to the provisions of the Plan to amend it at any time, and

      WHEREAS, the Employer now wishes to amend the Plan,

      NOW, THEREFORE, said Plan is hereby amended effective July 1, 2003 by replacing Section 1.14 in its entirety with the following:

1.14 "Compensation" means, with respect to calendar years commencing on and after January 1, 2000, an Employee's basic earnings including overtime, premiums, bonuses, but excluding severance pay, received by the Employee from the Company during the calendar year, and also excluding amounts deferred pursuant to a non-qualified plan of deferred compensation. Compensation shall include amounts deferred pursuant to a salary reduction plan qualified under Code Section 401(k) or under a cafeteria plan under Code Section 125. Effective July 1, 2003, Compensation will also include Paid Time Off under the Birds Eye Foods Paid Time Off policy for salaried exempt and salaried non-exempt employees.

      In addition to other applicable limitations which may be set forth in the Plan, and notwithstanding any other provision of the Plan to the contrary, for Plan Years beginning on or after January 1, 1994, the earnings of each Employee taken into account under the Plan shall not exceed the OBRA '93 annual compensation limit. The OBRA '93 annual compensation limit is $150,000, as adjusted by the Commissioner of Internal Revenue for increases in the cost-of-living in accordance with Section 401(a)(17)(B) of the Code. The cost-of-living adjustment in effect for a calendar year applies to any period, not exceeding 12 months, over which compensation is determined (the "determination period") beginning in such calendar year. If a determination period consists of fewer than 12




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      months, the OBRA '93 annual compensation limit will be multiplied by a fraction, the numerator of which is the number of months in the determination period, and the denominator of which is 12.

      If Compensation for any prior determination period is taken into account in determining an Employee's benefits accruing in the current plan year, the Compensation for that prior determination period is subject to the OBRA '93 annual compensation limit in effect for that prior determination period. For this purpose, for determination periods beginning before the first day of the first Plan Year beginning on or after January 1, 1994, the OBRA '93 annual compensation limit is $150,000.

      IN WITNESS WHEREOF, this amendment has been executed this 23rd day of June 2003.

                                                   BIRDS EYE FOODS, INC.

                                                   BY:  /s/ Lois Warlick-Jarvie
                                                        ------------------------

ATTESTED:  /s/ Karen A. Babey
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